Exhibit 2.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is dated as of February 1, 2012 by and among Zizzaz LLC maintaining an address at 8 Hop Brook Lane, Holmdel, NJ 07733 (the “Seller”), TrackSoft Systems, Inc. maintaining an address at 112 North Curry Street, Carson City, Nevada 89703 (the “Purchaser”) and members of Zizzaz LLC identified on Schedule B (each a “Member” and collectively the “Members”).

WHEREAS, the Seller presently is the holder of the assets identified on Schedule A (the “Assets”).

WHEREAS, the Purchaser desires to purchase the Assets from the Seller, and the Seller desires to sell the Assets to the Purchaser on the terms set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1   Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells to the Purchaser and the Purchaser shall purchase from the Seller the Assets for the Purchase Price set forth under Section 2.1 hereunder.

ARTICLE II
PURCHASE PRICE

2.1   Purchase Price. Subject to the terms and conditions set forth in this Agreement, the total purchase price for the Assets shall be convertible notes in the amount of One Million ($1,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid by the delivery of three (3) convertible notes to the Members in the form attached hereto as Exhibit A in the amounts as set forth on Schedule B (the “Convertible Notes”).

2.2    Allocation of Purchase Price. The Purchase Price should be allocated among the Assets for all purposes (including tax and financial accounting) pursuant to Schedule 2.2 attached hereto. Purchaser and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

2.3   Section 4(2) Exemption/Legal Opinion. The offer and issuance of the Notes to the Members is being made pursuant to an exemption from registration afforded under Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”). The Purchaser will provide an opinion reasonably acceptable to each Member from the Purchaser’s legal counsel in substantially the form attached hereto as Exhibit B opining on the availability of an exemption from registration afforded under Section 4(2) of the 1933 Act as it relates to the offer and issuance of the Convertible Notes and other matters reasonably requested by the Seller and Members. The Purchaser will provide, at the Purchaser’s expense, to the Members such other legal opinions, if any, for the issuance and resale of the Conversion Shares (as defined below) in compliance with applicable securities Laws, such as Rule 144 under the 1933 Act.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser that the statements contained in this Article III, Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as thought the Closing Date were substituted for the date of this Agreement throughout this Article III) (except where another date or period of time is specifically stated herein for a representation or warranty).

(a)   The Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. The Seller has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted.

(b)   The Seller has full power and authority to enter into this Agreement and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.

(c)   The execution, delivery and performance by the Seller of this Agreement and consummation by the Seller of the transaction do not and will not: (i) violate the organizational documents of the Seller, (ii) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Seller; (iii) violate any provision of any federal or state statute, rule or regulation which is, to the Seller’s knowledge, applicable to the Seller; or (iv) violate any contract to which the Seller or any of its assets or properties are bound, or conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of , any agreement, indenture or instrument to which Seller is a party.

(d)   Except as set for under Section 4(4), There are no restrictions on assignment, including requirements for consents from third parties to any assignment (in each case) that Seller is required to obtain in connection with the transfer of the Assets by Seller to Purchaser or the consummation of the transactions contemplated by this Agreement by Seller.

(e)   There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s knowledge, threatened in writing against Seller or any affiliate of Seller.

(f)   Seller is not a disregarded entity as defined in Treasury Regulation §1.445-2(b)(2)(iii). Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(g)   To Seller’s knowledge, neither Seller nor any of its affiliates is in violation of any laws with respect to the ownership or operation of the Assets.

(h)   Seller has good and marketable title to all of its owned inventories with respect to the Assets, free and clear of any encumbrances. Seller is the sole and exclusive owner of all the inventories with the Assets and no other person or entity whatsoever has any right, claim or interest (equitable or otherwise) in any of the Assets.

(i)   To Seller’s knowledge, no Seller’s domain name and trade names with respect to the Assets is subject to any order, judgment or proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any domain name and trade names with respect to the Assets by Seller or that may affect the validity, use or enforceability of such domain name and trade names with respect to the Assets.

(j)   Seller has not transferred ownership of or granted any license of or other right to use or authorized the retention of any rights to use any domain name and trade names with respect to the Assets.

(k)   All tax returns with respect to the Seller required to be filed by the Seller for any tax period prior to the Closing Date have been, timely filed. Such tax returns are, true, complete and correct in all respects. All taxes due and owing by Seller (whether or not shown on any tax return) have been, timely paid.

(l)   The Seller has withheld and paid each tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable law.

(m)   No extensions or waivers of statutes of limitations have been given or requested with respect to any taxes of Seller.

(n)   All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(o)   The Seller is not a party to any action by any taxing authority. There are no pending or threatened actions by any taxing authority.

(p)   To the best of the Seller’s knowledge, there are no encumbrances for taxes upon any of the Assets nor is any taxing authority in the process of imposing any encumbrances for taxes on any of the Assets (other than for current taxes not yet due and payable).

(q)   The Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)   The Seller (i) is a sophisticated person with respect to the sale of the Assets; (ii) has adequate information concerning the business and financial condition of the issuer to make an informed decision regarding the sale of the Assets; and (c) has independently and without reliance upon the Purchaser, and based on such information as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Seller has relied upon the Purchaser’ express representations, warranties and covenants in this Agreement. The Seller acknowledges that the Purchaser has not given the Seller any investment advice, credit information or opinion on whether the sale of the Assets is prudent.

(s)   There are no outstanding rights, options, subscriptions or other agreements or commitments obligating the Seller with respect to the Assets.

(t)   The Seller has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.2   Representations and Warranties of the Members. Each Member for itself only, hereby represents and warrants to the Purchaser that the statements contained in this Article III, Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as thought the Closing Date were substituted for the date of this Agreement throughout this Article III) (except where another date or period of time is specifically stated herein for a representation or warranty).

(a)   Such Member has all requisite authority and power to enter into and deliver this Agreement, and any other certificate, agreement, document or instrument to be executed and delivered by such Member in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and will be, duly and validly authorized and approved, executed and delivered by such Member.

(b)   Assuming this Agreement have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than such Member, this Agreement is duly authorized, executed and delivered by such Member, and constitutes the legal, valid and binding obligations of such Member, enforceable against such Member in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

(c)   Neither the execution or delivery by such Member of this Agreement or which such Member is a party, nor the consummation or performance by such Member of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such Member (if such Member is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Member is a party or by which the properties or assets of such Member are bound; or (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of such Member under, or alter the obligations of any person under, or create in any person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a governmental authority or any other person) pursuant to, or result in the creation of a lien on any of the assets or properties of the Purchaser under, any note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument or obligation to which such Member is a party or any of such Member’s assets and properties are bound or affected.

(d)   To the Knowledge of such Member, there is no action pending against or threatened against or affecting, such Member by any governmental authority or other person with respect to such Member that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

(e)    No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Member for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of such Member and such Member will indemnify and hold the Purchaser and the Purchaser principal shareholders harmless against any liability or expense arising out of, or in connection with, any such claim.

(f)   Such Member is acquiring such Member’s portion of the Convertible Notes proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and such Member has no present intention of selling or otherwise distributing such Convertible Notes or Conversion Shares, except in compliance with applicable securities Laws.

(g)   Such Member understands that the Convertible Notes and Conversion Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Convertible Notes and Conversion Shares would be acquired in a transaction not involving a public offering. The issuance of the Convertible Notes hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act. Such Member further acknowledges that if the Convertible Notes and Conversion Shares are issued to such Member in accordance with the provisions of this Agreement, such Convertible Notes and Conversion Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Such Member represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(h)   Such Member understands and agrees that the Convertible Notes to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S.

(i)   By its execution of this Agreement, such Member represents and warrants to the Purchaser as indicated on its signature page to this Agreement, either that: (i) such Member is an Accredited Investor. “Accredited Investor” has the meaning set forth in Rule 501 under the Securities Act. Such Member understands that the Convertible Notes are being offered and sold to such Member in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Member set forth in this Agreement, in order that the Purchaser may determine the applicability and availability of the exemptions from registration of the Convertible Notes on which the Purchaser is relying.

(j)   Such Member has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement; such Member has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Convertible Notes and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Convertible Notes; such Member has had access to the SEC Reports; such Member has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Purchaser that such Member has requested and all such public information is sufficient for such Member to evaluate the risks of investing in the Convertible Notes; such Member has been afforded the opportunity to ask questions of and receive answers concerning the Purchaser and the terms and conditions of the issuance of the Convertible Notes; such Member is not relying on any representations and warranties concerning the Purchaser made by the Purchaser or any officer, employee or agent of the Purchaser, other than those contained in this Agreement or the SEC Reports; such Member will not sell or otherwise transfer the Convertible Notes, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available; such Member understands and acknowledges that the Purchaser is under no obligation to register the Convertible Notes or Conversion Shares for sale under the Securities Act; and such Member understands and acknowledges that the Convertible Notes have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Purchaser that has been supplied to such Person and that any representation to the contrary is a criminal offense.

(k)   Such Member will not transfer any or all of such Member’s Convertible Notes absent an exemption from the securities laws or an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Member’s Convertible Notes, without first providing the Purchaser with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Purchaser) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

(l)   Survival. The representations of such Member shall survive the closing for two (2) years.

3.3.   Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller and the Members that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as thought the Closing Date were substituted for the date of this Agreement throughout this Article III) (except where another date or period of time is specifically stated herein for a representation or warranty).

(a)    Purchaser has full power and authority to enter into this Agreement and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

(b)    The execution, delivery and performance by Purchaser of this Agreement and consummation by Purchaser of the Transaction do not and will not: (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on Purchaser; (ii) violate any provision of any federal or state statute, rule or regulation which is, to Purchaser’s knowledge, applicable to the Purchaser; or (iii) violate any contract to which Purchaser is a party or by which Purchaser or any of its respective assets or properties are bound. No consent or approval of, or filing with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by Purchaser of this Agreement or the consummation of the Transaction.

(c)   This Agreement, the Convertible Notes, and any other agreements delivered or required to be delivered together with or pursuant to this Agreement or in connection herewith (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Purchaser, and are valid and binding agreements of the Purchaser enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The Purchaser has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform their obligations thereunder.

(d)   Except as set for under Section 4(3), no consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Purchaser or any of its affiliates, any principal market (as defined herein) or the Purchaser’s stockholders is required for the execution by the Purchaser of the Transaction Documents and compliance and performance by the Purchaser of its obligations under the Transaction Documents, including, without limitation, the issuance of the Notes. The Transaction Documents and the Purchaser’s performance of its obligations thereunder have been unanimously approved by the Purchaser’s board of directors in accordance with the Purchaser’s Certificate of Incorporation and applicable law. Any such qualifications and filings will, in the case of qualifications, be effective upon Closing, and will, in the case of filings, be made within the time prescribed by law.

(e)   The Convertible Notes and the shares the Notes are convertible into upon issuance (the “Conversion Shares”): (i) are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject only to restrictions upon transfer under the 1933 Act and any applicable state securities laws; (ii) have been, or will be, duly and validly authorized and on the dates of issuance of the Notes and the Conversion Shares upon conversion of the Convertible Notes, such Convertible Notes and Conversion Shares will be duly and validly issued, fully paid and non-assessable.

(f)   Purchaser has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(g)   Purchaser is aware of the Seller’s business affairs and financial condition, and has acquired sufficient information about the issuer to reach an informed and knowledgeable decision to acquire the Assets. The Purchaser acknowledges that the Assets are being sold “as is” no representations or warranties have been made by the Seller, any Member or ant of their affiliates, other than those representations or warranties specifically set forth herein.

ARTICLE I V
CLOSING

4.1   Closing. Upon the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, at a time and date to be specified by the Parties, which shall be no later than second (2nd) Business Day following the satisfaction or, if permitted pursuant hereto, waiver of the conditions set forth in Article IV, or at such other location, date and time as Purchaser and Seller and Members shall mutually agree. The date and time of the Closing is referred to herein as the “Closing Date.”

4.2   Conditions to Obligation of the Parties Generally. The Parties shall not be obligated to consummate the transactions to be performed by each of them in connection with the Closing if, on the Closing Date, (i) any action shall be pending or threatened before any governmental authority wherein an arder or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (ii) any law or order which would have any of the foregoing effects shall have been enacted or promulgated by any governmental authority.

4.3   Conditions to Obligation of the Seller and Members. The obligations of the Seller and the Members to enter into and perform their respective obligations under this Agreement are subject, at the option of the Seller and the Members, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller and the Members in writing:

(a)   The representations and warranties of the set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date);

(b)   The Purchaser shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c)   All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Purchaser for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Purchaser and Purchaser shall have delivered proof of same to the Seller and Members;

4.4   Conditions to Obligation of the Purchaser. The obligations of the Purchaser to enter into and perform their respective obligations under this Agreement are subject, at the option of the Purchaser, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser in writing:

(a)   The representations and warranties of the set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date);

(b)   The Seller and Members shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c)   All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Purchaser for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Purchaser and Purchaser shall have delivered proof of same to the Seller and Members;

ARTICLE V
MISCELLANEOUS

5.1   Entire Agreement; Amendments. The Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.2   Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Seller and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

5.3   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

5.4   No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.5   Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery). Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of the documents contemplated herein, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.6   Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing.

5.7   Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

5.8   Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.9   Regulation FD. The Subscribers are aware of the Company’s obligations under Regulation FD promulgated under 1934 Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SELLER:

Zizzaz LLC

 /s/ Sam Delpresto
By: Sam Delpresto
Its: Manager of MLF Holdings LLC, manager of the Company

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER:
TrackSoft Systems, Inc.

/s/ Rosario Piacente
By: Rosario Piacente
Its: President and Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MEMBERS:

MLF Holdings, LLC	Double U Master Fund, Ltd.

/s/ Sam Delpresto	/s/ Navigator Management Ltd.
By: Sam Delpresto	By: Navigator Management Ltd.
Its: Managing Member	Its: Authorized Signatory

/s/ Marvin Mermelstein
Marvin Mermelstein